Freeport-McMoRan Copper & Gold Inc. Reports

Slippage of Material in a Section of the Grasberg Open Pit Mine

Third Quarter Sales Update

NEW ORLEANS, LA, October 9, 2003 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) today reported that on the morning of October 9, 2003, a slippage of material occurred in a section of the Grasberg Open Pit Mine in Papua, Indonesia operated by its affiliate, PT Freeport Indonesia (PT-FI).

Regrettably, two employees were fatally injured and six other workers are presently unaccounted for.  Five other employees are being treated for injuries. Efforts are ongoing to locate the missing workers and to ensure the safety of PT-FI’s work force and operations.

James R Moffett, Chairman and Chief Executive, and Richard C. Adkerson, President, stated,  “Our first priority in responding to this unfortunate event is to take actions to provide for the safety of our people, to care for those injured and to locate those who are missing.  We extend our heart-felt sympathy to the families of those who perished.  While the physical damages to our operations are not large, we reiterate our commitment to provide for the safety of our operations for all our employees who have worked so hard over the years to achieve success in our PT-FI organization.”

Preliminary assessments indicate that PT-FI’s mine plans for the fourth quarter of 2003 will be affected by this incident, resulting in the potential deferral of a portion of the metal previously forecast to be produced in the fourth quarter 2003 into 2004.  The incident is not expected to affect PT-FI’s long range mine plans.

FCX copper and gold sales to be reported in its third quarter earnings release on October 16, 2003, will exceed previous estimates.  Copper and gold sales for the third quarter approximated 345 million pounds of copper and 764,000 ounces of gold, approximately 25 million pounds and 120,000 ounces higher than previous estimates.  For the year-to-date period through September 30, 2003, FCX has sold approximately 1.13 billion pounds of copper and 2.2 million ounces of gold, approximating 80% of its 2003 previously reported copper sales estimate of 1.4 billion pounds and 85% of its gold sales estimate of 2.6 million ounces.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our Internet website www.fcx.com.